Exhibit 99.1

NEWS RELEASE

WP Glimcher Reports Third Quarter 2015 Results

Announces Commitments on New Seven-Year Unsecured Term Loan

Board of Directors Approves Quarterly Dividend

COLUMBUS, OH - Nov. 2 2015 - WP Glimcher Inc. (NYSE: WPG), a premier retail real estate investment trust specializing in the ownership, management and development of shopping centers, today reported financial results and operating data for the third quarter ended September 30, 2015.

“In WP Glimcher’s short history, we have built an experienced team, are well on our way to implementing a best-in-class property management platform, and are delivering improved results,” said Michael P. Glimcher, CEO. “Our focus on maintaining and further improving our investment grade balance sheet is reflected by the recent commitment on a new, seven-year term loan. This strong foundation positions us well to drive continued improvement across our current portfolio.

“In addition, our integration is proceeding on schedule and we plan to close the Bethesda office by the end of the year," added Mr. Glimcher. "We remain on target to realize the planned synergies beginning in the second half of 2016.”

Third Quarter Results

Same property net operating income (NOI) for the Company’s core portfolio increased 0.7% in the third quarter of 2015, driven by continued strong performance across the community center portfolio, as well as sequential quarter-to-quarter improvement in the mall portfolio. Funds from Operations (FFO) were $98.5 million, or $0.45 per diluted share, for the third quarter, compared to $79.5 million, or $0.42 per diluted share, a year ago.

Results include costs related to the merger earlier this year with Glimcher Realty Trust (Glimcher). When excluding these costs, adjusted FFO (AFFO) for the third quarter of 2015 was $101.0 million, or $0.46 per diluted share, compared to $82.0 million, or $0.44 per diluted share, for the third quarter of 2014.

The year-over-year increase in AFFO primarily relates to the contribution of FFO from the properties acquired in the Glimcher merger, partially offset by an increase in general and administrative expenses and interest expense.

Net income attributable to common shareholders for the third quarter of 2015 was $4.1 million, or $0.02 per diluted share, compared to net income of $32.2 million, or $0.21 per diluted share, a year ago. The Company recorded a gain on the acquisition and sale of interests in properties of $9.0 million in the third quarter of 2014, compared to no such gain in the third quarter of 2015. Additionally, net income was impacted by a non-cash impairment loss of $9.9 million that was recorded during the three months ended September 30, 2015.

Operational Highlights

Ending occupancy for the core properties was 92.6% as of September 30, 2015, compared to 93.5% a year ago, a decrease of 90 basis points. The decrease in occupancy was primarily due to the impact of the industry-wide wave of retailer bankruptcies that occurred in early 2015. Base rent per square foot for core properties was $21.39, an increase of 1.4%, compared to $21.10 per square foot a year ago. Mall in-line store sales at the Company’s core properties increased 5.6% to $361 per square foot for the twelve months ending September 30, 2015, compared to $342 per square foot for the same period a year ago.

The properties acquired in the January 15, 2015 merger with Glimcher are included in the same property NOI and operating metrics for both periods reported. These reported metrics exclude the impact of non-core properties. Non-core properties are comprised of seven assets that contribute approximately 4% of the Company’s total NOI. These properties represent assets that generate positive cash flow, are unencumbered, but offer limited long-term growth potential.

Investment Activity

Term Loan Commitments

The Company has currently received in excess of $320 million of non-binding commitments in support of a new seven-year unsecured term loan. Based upon the Company’s current debt levels, pricing will be set initially at LIBOR plus 180 basis points. The Company expects to close on this term loan within the next 45 days, and plans to use the proceeds for repayment of existing indebtedness and other general corporate expenses.

Mortgage Loans

On July 31, 2015, the Company repaid the $115.0 million mortgage on Clay Terrace in Carmel, Indiana and, on August 3, 2015, the Company repaid the $24.5 million mortgage on Bloomingdale Court in Bloomingdale, Illinois. These repayments were funded with available capacity on the Company’s credit facility.

The Company exercised the first of two options to extend the maturity date of the mortgage loan on Westshore Plaza, located in Tampa, Florida, for one year. The extended maturity date is October 1, 2016.

Quarterly Dividend

The Company’s Board of Directors declared a quarterly cash dividend on its common shares and operating partnership units. A cash dividend of $0.25 per common share and operating partnership unit was declared. The dividend is payable on December 15, 2015 to shareholders and operating partnership holders of record on December 2, 2015.

Additionally, the Board of Directors declared quarterly cash dividends of $0.4688 per Series H preferred share of beneficial interest, $0.4297 per Series I preferred share of beneficial interest, and $0.4563 per Series I-1 preferred unit of Preferred Limited Partnership Interest. Each of the cash dividends is payable on January 15, 2016 to shareholders and operating partnership holders of record on December 31, 2015.

Redevelopment Activity

During the third quarter of 2015, American Girl opened at Scottsdale Quarter, located in Scottsdale, Arizona. This marks the first American Girl in the Company’s portfolio and the only store in the state. The mixed-use addition at Scottsdale Quarter remains on track for completion in 2016. An affiliate of the Company owns 51% of the joint venture that owns Scottsdale Quarter.

The Company completed a 134,000 square feet redevelopment project at Polaris Fashion Place, located in Columbus, Ohio, with the opening of a new Dick’s Sporting Goods and Field & Stream in September 2015, replacing a former department store. An affiliate of the Company owns 51% of the joint venture that owns Polaris Fashion Place.

At the Mall at Fairfield Commons, located in Dayton, Ohio, additions of three new restaurants are scheduled to begin opening later in 2015. BJ’s Restaurant & Brewhouse, Bravo Cucina Italiana and Chuy’s will replace a former department store.

At Rockaway Commons, located in Rockaway, New Jersey, a new Nordstrom Rack and DSW opened in October. These retailers join a new Kirkland’s which opened earlier this year.

2015 Guidance

The Company raised its previously issued guidance for fiscal 2015 AFFO to a range of $1.84 to $1.88 per diluted share, and expects a net (loss) income to be within a range of $(0.02) to $0.02 per diluted share. Key guidance assumptions remained unchanged from previously issued guidance.

The following table provides the reconciliation for the expected range of estimated net loss attributable to common shareholders per diluted share to estimated AFFO per diluted share for the year ending December 31, 2015:

	Low End	High End
Estimated net (loss) income attributable to common shareholders per diluted share	$(0.02)	$0.02
Depreciation and amortization including share of unconsolidated entities	1.67	1.67
Estimated FFO per diluted share	$1.65	$1.69
Merger related costs	0.14	0.14
Bridge fee amortization	0.05	0.05
Estimated AFFO per diluted share	$ 1.84	$1.88

For the fourth quarter of 2015, the Company estimates net income attributable to common shareholders per diluted share to be in the range of $0.00 to $0.04 and AFFO per diluted share to be in the range of $0.43 to $0.47.

A reconciliation of the range of estimated net income per diluted share to estimated AFFO per diluted share for the fourth quarter of 2015 follows:

	Low End	High End
Estimated net income attributable to common shareholders per diluted share	$0.00	$0.04
Depreciation and amortization including share of unconsolidated entities	0.42	0.42
Estimated FFO per diluted share	$0.42	$0.46
Merger related costs	0.01	0.01
Estimated AFFO per diluted share	$ 0.43	$ 0.47

Earnings Call and Webcast on November 3

WP Glimcher will host a conference call at 11:00 a.m. ET on Tuesday, November 3, 2015, to discuss the financial results for the third quarter 2015 and the other matters discussed in this press release. Live streaming audio of the conference call will be accessible from the investor relations section of the Company’s website at http://investor.wpglimcher.com/.

The call-in number for the conference call is 877.422.8928 (or +1.412.455.6229 for international callers), and the participant passcode is 43626823. A replay of the call will be available on the Company’s website or by calling 855.859.2056 (or +1.404.537.3406 for international callers), passcode: 43626823, beginning on November 3, 2015, at approximately 1:00 p.m. through midnight on November 17, 2015.

Supplemental Information

For additional details on WP Glimcher’s results and properties, please refer to the Supplemental Information report on the investor relations section of the Company’s website at www.wpglimcher.com. This press release as well as the supplemental information has also been furnished to the Securities and Exchange Commission (SEC) in a Form 8-K.

About WP Glimcher

WP Glimcher Inc. (NYSE: WPG) is a retail REIT and a recognized leader in the ownership, management, acquisition and development of retail properties, including mixed use, open-air and enclosed regional malls as well as community centers.  The Company owns and manages 121 shopping centers totaling more than 69 million square feet diversified by size, geography and tenancy.  WP Glimcher combines a national real estate portfolio with an investment grade balance sheet, leveraging its expertise across the entire shopping center sector to increase cash flow through rigorous asset management and provide new opportunities to retailers looking for growth throughout the U.S. Glimcher®, Polaris Fashion Place® and Scottsdale Quarter® are registered trademarks of WP Glimcher Inc., and the trademark registration for WP Glimcher is pending. Visit WP Glimcher at: www.wpglimcher.com

Contact

Investors:
Lisa A. Indest, CAO & Senior VP, Finance, 614.887.5844 or lisa.indest@wpglimcher.com
Kimberly A. Green, Director of Investor Relations, 614.887.5647 or kim.green@wpglimcher.com

Media:
Karen L. Bailey, VP, Communications & Marketing, 614.887.5847 or karen.bailey@wpglimcher.com

Non-GAAP Financial Measures

This press release includes FFO and NOI, including same property NOI growth, which are financial performance measures not defined by generally accepted accounting principles in the United States (GAAP). Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release. FFO and same property NOI growth are financial performance measures widely used by securities analysts, investors and other interested parties in the evaluation of REITs.

The Company uses FFO in addition to net income to report operating results. We determine FFO based on the definition set forth by the National Association of Real Estate Investment Trusts (NAREIT) as net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items and cumulative effects of accounting changes, excluding gains and losses from the sales or disposals of previously depreciated retail operating properties, excluding impairment charges of depreciable real estate, plus the allocable portion of FFO of unconsolidated entities accounted for under the equity method of accounting based upon economic ownership interest.

NOI is used by industry analysts, investors and Company management to measure operating performance of the Company’s properties. NOI represents total property revenues less property operating and maintenance expenses. Accordingly, NOI excludes certain expenses included in the determination of net income such as corporate general and administrative expense and other indirect operating expenses, interest expense, impairment charges and depreciation and amortization expense. These items are excluded from NOI in order to provide results that are more closely related to a property’s results of operations. In addition, the Company’s computation of same property NOI excludes termination income and income from outparcel sales. The Company also adjusts for other miscellaneous items in order to enhance the comparability of results from one period to another. Certain items, such as interest expense, while included in FFO and net income, do not affect the operating performance of a real estate asset and are often incurred at the corporate level as opposed to the property level. As a result, management uses only those income and expense items that are incurred at the property level to evaluate a property’s performance. Real estate asset related depreciation and amortization, as well as impairment charges, are excluded from NOI for the same reasons that they are excluded from FFO pursuant to NAREIT’s definition.

Non-GAAP financial measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental to financial results presented in accordance with GAAP. Investors should understand that the Company’s computation of these non-GAAP measures might not be comparable to similar measures reported by other REITs and that these non-GAAP measures do not represent cash flow from operations as defined by GAAP, should not be considered as alternatives to net income determined in accordance with GAAP as a measure of operating performance, are not alternatives to cash flows as a measure of liquidity, and may not be reflective of WPG's operating performance due to changes in WPG's capital structure in connection with the separation and distribution. Investors are cautioned that items excluded from these measures are significant components in understanding and addressing financial performance.

For a reconciliation of these measures and other information, please refer to the attached tables.

Regulation Fair Disclosure (FD)

The Company routinely posts important information online on the investor relations website, www.investor.wpglimcher.com. The Company uses this website, press releases, SEC filings, conference calls, presentations and webcasts to disclose material, non-public information in accordance with Regulation FD. The Company encourages members of the investment community to monitor these distribution channels for material disclosures. Any information accessed through the Company’s website is not incorporated by reference into, and is not a part of, this document.

Forward-Looking Statements

This news release contains certain forward-looking statements that may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although the WP Glimcher Inc. (the Company) believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such factors include, but are not limited to: our ability to meet debt service requirements, the availability of financing, adverse effects of our significant level of indebtedness, including decreasing our business flexibility and increasing our interest expense, the impact of restrictive covenants in the agreements that govern our indebtedness, risks relating to the merger with Glimcher, including the ability to effectively integrate the business with that of Glimcher, changes in our credit rating, changes in market rates of interest, the ability to hedge interest rate risk, risks associated with the acquisition, development and expansion of properties, general risks related to retail real estate, including the ability to renew leases or lease new properties on favorable terms, dependency on anchor stores or major tenants and on the level of revenues realized by tenants, the liquidity of real estate investments, environmental liabilities, international, national, regional and local economic climates, changes in market rental rates, trends in the retail industry, relationships with anchor tenants, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, risks relating to joint venture properties, intensely competitive market environment in the retail industry, costs of common area maintenance, insurance costs and coverage, dependency on key management personnel, terrorist activities, changes in economic and market conditions and maintenance of our status as a real estate investment trust. These and other risks and uncertainties are discussed under the heading Part I, "Item 1A. Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2014. The Company may update that discussion in subsequent Quarterly Reports on Form 10-Q, but otherwise the Company undertakes no duty or obligation to update or revise these forward-looking statements, whether as a result of new information, future developments, or otherwise.

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CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS
WP Glimcher Inc.
(Unaudited, dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue:
Minimum rent	$146,111	$113,887	$472,448	$328,898
Overage rent	2,583	1,747	8,138	4,991
Tenant Reimbursements	62,182	50,814	198,832	145,161
Other income	6,095	1,236	12,861	4,778
Total Revenue	216,971	167,684	692,279	483,828

Expenses:
Property operating	(39,939)	(29,268)	(123,501)	(81,627)
Real estate taxes	(26,180)	(20,430)	(84,522)	(59,129)
Repairs and maintenance	(6,435)	(5,169)	(23,769)	(17,253)
Advertising and promotion	(2,637)	(1,954)	(7,980)	(5,838)
Total recoverable expenses	(75,191)	(56,821)	(239,772)	(163,847)
Depreciation and amortization	(77,008)	(49,307)	(260,645)	(142,563)
Provision for credit losses	(238)	(447)	(1,819)	(1,852)
General and administrative	(12,400)	(4,395)	(34,335)	(6,260)
Spin-off costs	—	—	—	(39,931)
Merger and transaction costs	(2,448)	(2,500)	(28,161)	(2,500)
Ground rent and other costs	(1,550)	(1,108)	(6,846)	(3,508)
Impairment loss	(9,859)	—	(9,859)	—
Total operating expenses	(178,694)	(114,578)	(581,437)	(360,461)

Operating Income	38,277	53,106	110,842	123,367

Interest expense, net	(29,898)	(23,219)	(105,794)	(59,813)
Income and other taxes	(87)	(134)	(1,060)	(275)
(Loss) income from unconsolidated real estate entities	(164)	99	(1,651)	846
Gain upon acquisition of controlling interests and on sale of interests in properties	—	8,969	5,147	100,479

Net income	8,128	38,821	7,484	164,604

Net income (loss) attributable to noncontrolling interests	563	6,620	(685)	28,210
Net income attributable to the company	7,565	32,201	8,169	136,394
Less: Preferred share dividends	(3,508)	—	(12,481)	—
Net income (loss) attributable to common shareholders	$4,057	$32,201	$(4,312)	$136,394

Earnings (loss) Per Share:
Weighted average common shares outstanding - basic	184,264	155,163	182,714	155,163
Weighted average operating partner units outstanding	34,396	32,749	34,308	32,018
Weighted average additional diluted securities outstanding	1,544	206	—	73
Weighted average common shares outstanding - diluted	220,204	188,118	217,022	187,254

Earnings (loss) per share - basic	$0.02	$0.21	$(0.02)	$0.88

Earnings (loss) per share - diluted	$0.02	$0.21	$(0.02)	$0.88

CONSOLIDATED BALANCE SHEETS
WP Glimcher Inc.
(Unaudited, dollars in thousands)

	September 30, 2015	December 31, 2014

Assets:
Investment properties at cost	$6,790,899	$5,251,225
Construction in progress	77,648	41,440
Less: accumulated depreciation	2,288,238	2,113,929
	4,580,309	3,178,736

Cash and cash equivalents	121,327	108,768
Tenant receivables and accrued revenue, net	88,771	69,616
Investment in and advances to unconsolidated entities, at equity	494,181	—
Deferred costs and other assets	317,324	170,883
Total assets	$5,601,912	$3,528,003

Liabilities:
Mortgage notes payable	$1,806,668	$1,435,114
Notes payable	249,936	—
Unsecured term loans	1,000,000	500,000
Revolving credit facility	588,750	413,750
Accounts payable, accrued expenses, intangibles, and deferred revenues	348,671	194,014
Distributions payable	2,992	—
Cash distributions and losses in partnerships and joint ventures, at equity	15,433	15,298
Other liabilities	15,327	11,786
Total liabilities	4,027,777	2,569,962

Redeemable noncontrolling interests	6,130	—

Equity:
Stockholders' equity
Series H cumulative redeemable preferred stock	104,251	—
Series I cumulative redeemable preferred stock	98,325	—
Common stock	19	16
Capital in excess of par value	1,222,244	720,921
Accumulated (deficit) earnings	(70,927)	68,114
Accumulated other comprehensive loss	(2,928)	—
Total stockholders' equity	1,350,984	789,051
Noncontrolling interests	217,021	168,990
Total equity	1,568,005	958,041
Total liabilities, redeemable noncontrolling interests and equity	$5,601,912	$3,528,003

CALCULATION OF FUNDS FROM OPERATIONS
WP Glimcher Inc.
(INCLUDING PRO-RATA SHARE OF UNCONSOLIDATED PROPERTIES)
(Unaudited, dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Funds from Operations ("FFO"):
Net income	$8,128	$38,821	$7,484	$164,604
Less: Preferred dividends and distributions on preferred operating partnership units	(3,568)	—	(12,650)	—
Real estate depreciation and amortization, including joint venture impact	84,141	49,638	271,342	145,028
Impairment loss on depreciable real estate	9,859	—	9,859	—
Noncontrolling interest portion of depreciation and amortization	(40)	—	(114)	—
Gain upon acquisition of controlling interests and on sale of interests in properties	—	(8,969)	(5,147)	(100,479)
Net loss attributable to noncontrolling interest holders in properties	18	—	18	—
FFO	$98,538	$79,490	$270,792	$209,153

Adjusted FFO:
FFO	$98,538	$79,490	$270,792	$209,153
Add back: Spin-off costs	—	—	—	39,931
Add back: Glimcher merger and transaction costs	2,448	2,500	28,161	2,500
Add back: Bridge loan fee amortization	—	—	10,428	—
Adjusted FFO	$100,986	$81,990	$309,381	$251,584

Weighted average common shares outstanding - diluted	220,204	188,118	218,534	187,254

FFO per diluted share	$0.45	$0.42	$1.24	$1.12
Total adjustments	0.01	0.02	0.18	0.22
Adjusted FFO per diluted share	$0.46	$0.44	$1.42	$1.34

NET OPERATING INCOME GROWTH FOR COMPARABLE CORE PROPERTIES
WP Glimcher Inc.
(INCLUDING PRO-RATA SHARE OF UNCONSOLIDATED PROPERTIES)
(Unaudited, dollars in thousands)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2015	2014	Variance $	Variance %	2015	2014	Variance $	Variance %

Comparable Core Property Net Operating Income (Comp NOI)
Revenue:
Minimum rent	$145,237	$143,448	$1,789	1.2%	$449,346	$446,989	$2,357	0.5%
Overage rent	2,876	2,641	235	8.9%	8,384	7,272	1,112	15.3%
Tenant reimbursements	64,889	65,500	(611)	-0.9%	200,438	202,188	(1,750)	-0.9%
Other income	2,087	1,598	489	30.6%	6,146	5,336	810	15.2%
Total revenue	215,089	213,187	1,902	0.9%	664,314	661,785	2,529	0.4%

Expenses:
Recoverable	(67,741)	(67,154)	(587)	0.9%	(210,997)	(211,121)	124	-0.1%
Property operating	(1,818)	(1,809)	(9)	0.5%	(6,943)	(6,884)	(59)	0.9%
Ground rent	(1,723)	(1,425)	(298)	20.9%	(5,585)	(5,285)	(300)	5.7%
Total operating expenses	(71,282)	(70,388)	(894)	1.3%	(223,525)	(223,290)	(235)	0.1%

Comp NOI - Excluding non core properties	$143,807	$142,799	$1,008	0.7%	$440,789	$438,495	$2,294	0.5%

Comp NOI - Core malls	$110,806	$110,858	$(52)	0.0%	$342,810	$344,227	$(1,417)	-0.4%
Comp NOI - Community centers	$33,001	$31,941	$1,060	3.3%	$97,979	$94,268	$3,711	3.9%

Reconciliation of Comp NOI to operating income:
Operating income	$38,277	$53,106	$(14,829)		$110,842	$123,367	$(12,525)

Depreciation and amortization	77,008	49,307	27,701		260,645	142,563	118,082
General and administrative	12,400	4,395	8,005		34,335	6,260	28,075
Merger and transaction costs	2,448	2,500	(52)		28,161	42,431	(14,270)
Impairment loss	9,859	—	9,859		9,859	—	9,859
Fee income	(1,327)	(54)	(1,273)		(2,239)	(160)	(2,079)
Management fee allocation	5,814	3,697	2,117		16,712	9,720	6,992
Adjustment to include Glimcher NOI from prior to merger (2)	—	25,236	(25,236)		7,843	105,782	(97,939)
Pro-rata share of unconsolidated joint ventures on comp NOI	11,100	10,649	451		15,226	14,779	447
Non-comparable properties (1)	366	1,089	(723)		(146)	18,082	(18,228)
NOI from sold properties	10	(90)	100		(1,101)	(1,296)	195
Termination income and outparcel sales	(2,551)	(189)	(2,362)		(4,052)	(1,391)	(2,661)
Straight-line rents	(1,156)	(224)	(932)		(4,609)	(464)	(4,145)
Ground lease adjustments for straight-line and fair market value	(13)	204	(217)		1,205	617	588
Fair value adjustments to base rents	(2,647)	(160)	(2,487)		(13,831)	(529)	(13,302)
Less: non-core properties (3)	(5,781)	(6,667)	886		(18,061)	(21,266)	3,205
Comparable NOI - core portfolio	$143,807	$142,799	$1,008		$440,789	$438,495	$2,294
Comparable NOI percentage change - core portfolio			0.7%				0.5%

Comparable NOI - total portfolio (including non-core)	$149,588	$149,466	$122		$458,850	$459,761	$(911)
Comparable NOI percentage change - total portfolio			0.1%				-0.2%

(1) NOI excluded from comparable property NOI relates to properties not owned and operating in all periods reported. The assets acquired as part of the Glimcher merger are included in Comp NOI; as described in note 2 below.
(2) Represents an adjustment to add the historical NOI amounts from the 23 properties acquired in the merger for periods prior to the January 15, 2015 merger date. This adjustment is included to provide comparability across periods presented.
(3) NOI from the seven non-core malls was excluded from comp NOI for the company's core properties.